UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

HUNTSMAN CORPORATION
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD P FUND LP

STARBOARD VALUE P GP LLC

STARBOARD VALUE R LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

STARBOARD VALUE L LP

STARBOARD VALUE R GP LLC

STARBOARD LEADERS ECHO II LLC

STARBOARD LEADERS FUND LP

STARBOARD VALUE A LP

STARBOARD VALUE A GP LLC

STARBOARD X MASTER FUND LTD

STARBOARD G FUND, L.P.

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

JAMES L. GALLOGLY

SANDRA BEACH LIN

SUSAN C. SCHNABEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Huntsman Corporation, a Delaware corporation (the “Company”).

Item 1: On March 22, 2022, Starboard issued the following press release:

Egan-Jones recommends huntsman shareholders vote for all of Starboard’s Nominees

Egan-Jones Recommends Huntsman Shareholders Vote on Starboard’s BLUE Proxy Card to Elect All Four of Starboard’s Nominees at Upcoming Annual Meeting

ISS and Egan-Jones Both Recommend that Shareholders Vote on Starboard’s BLUE Proxy Card Including for the Election of Both James Gallogly and Jeffrey Smith

Starboard Appreciates the Support from Fellow Shareholders Who Have Already Voted in Support of Starboard’s Nominees

Starboard Urges All Stockholders to Vote the BLUE Proxy Card to Support the Election of All Four of Starboard’s Highly Qualified and Experienced Nominees

NEW YORK, NY – March 22, 2022 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest shareholders of Huntsman Corporation (“Huntsman,” “HUN,” or the “Company”) (NYSE: HUN), with an ownership stake of approximately 8.8% of the Company’s outstanding shares, today announced that Egan-Jones Proxy Services (“Egan-Jones”), an independent proxy voting advisory firm, has recommended that Huntsman shareholders vote on Starboard’s BLUE proxy card to elect all four of Starboard’s nominees to the Huntsman Board of Directors (the “Board”) at the Company’s upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Egan-Jones’ recommendation, combined with an earlier recommendation from Institutional Shareholder Services Inc. (“ISS”) to also vote on Starboard’s BLUE proxy card, provides significant validation that further change is needed on Huntsman’s Board.

Egan-Jones concluded that shareholders should vote on Starboard’s BLUE proxy card saying1:

“After reviewing the merits of the Starboard solicitation, we believe that the dissident shareholders have made a compelling case for us to recommend for its nominees […] We believe that the Starboard Nominees will bring the change that the Company needs. With strong backgrounds and experience in operations, finance, private equity, restructuring, strategic transformation, and public company governance, we strongly believe that James L. Gallogly, Sandra Beach Lin, Susan C. Schnabel, and Jeffrey C. Smith will collectively work towards the restoration of Huntsman’s image to be one of the leaders in the chemical industry.”

1 Permission to quote from the Egan-Jones, ISS and Glass Lewis reports was neither sought nor obtained. Emphases added.

Jeffrey Smith, Managing Member of Starboard Value LP, stated, “We are pleased that Egan-Jones, an independent proxy voting advisory firm, has recommended shareholders vote on our BLUE proxy card for all four of Starboard’s nominees. Egan-Jones joins ISS in recognizing the need for further change and enhanced oversight on Huntsman’s Board. We appreciate that Egan Jones and ISS also both recognize that the current Board must be held accountable for overseeing an extensive period of operating and share price underperformance, failed commitments to shareholders, and poor corporate governance practices.

We invested in Huntsman because it has highly attractive assets, strong market positions, diverse product portfolios, innovative chemistries, and a difficult-to-replicate manufacturing footprint with opportunities to drive significantly improved financial results and shareholder returns. As we approach the end of this election contest, it is our hope to have the privilege and the opportunity to work with Huntsman, its leadership team, employees, customers, and partners. Our objective is to see Huntsman succeed and thrive under the oversight of a significantly enhanced Board. We have nominated a fantastic slate of highly-qualified director candidates who are truly independent, have relevant experience, and will seek to ensure that the Board acts independently and in the best interests of shareholders at all times. We appreciate the strong support from shareholders who have already voted for Starboard’s nominees on the BLUE proxy card and urge all of our fellow shareholders to vote for the election of all four of our highly-qualified nominees - James L. Gallogly, Sandra Beach Lin, Susan C. Schnabel, and Jeffrey C. Smith - on the BLUE proxy card TODAY.”

Excerpts from Proxy Advisory Firms’ Analysis & Recommendations

In Supporting the Election of Starboard’s Nominees to the Board:

“Based on our review of publicly available information, we believe that voting FOR the Starboard Nominees is in the best interest of the Company and its shareholders […] After reviewing the merits of the Starboard solicitation, we believe that the dissident shareholders have made a compelling case for us to recommend for its nominees.” – Egan-Jones

“The dissident has made a compelling case for change. The addition of two dissident nominees is warranted to address concerns with management accountability and ensure that the interests of shareholders are prioritized.” – ISS

On Concerns Regarding the Company’s Poor Corporate Governance:

“Moreover, it is our belief that the Company has managed to reward its management with unreasonable compensation amidst missed Adjusted EBITDA targets. We think Board and management lack a shareholder accountability culture as caused by a poor corporate governance structure. We believe the actions of management have led to years of status quo and missed opportunities for shareholder value maximization and to be one of the top differentiated chemicals manufacturers in the industry.” – Egan-Jones

"However, there are concerns about [Dr. Beckerle’s] independence from Peter Huntsman. Like Beckerle, Ferrari appears to have the appropriate credentials to be a capable director, given his experience as a chemical industry executive and his familiarity with international markets. However, he has a link to HUN via a former employment relationship, which creates doubts about his independence. If Beckerle and/or Ferrari are replaced by Gallogly and/or Smith, the benefit of the added independence would outweigh any lost contribution.” – ISS

“To be sure, we still have some governance concerns related to the true independence of the two remaining directors [Dr. Mary Beckerle and Mr. Daniele Ferrari] who appear to have potentially inappropriate ties to chairman and CEO Peter Huntsman and the Huntsman family. Additionally, we believe there is still room for meaningful operational and financial improvement to turn Huntsman into a differentiated chemicals industry leader – ideally generating above-average profit margins – and to realize Huntsman's full potential and intrinsic value.” – Glass Lewis & Co. (“Glass Lewis”)

On Concerns with Huntsman’s Proxy Contest Entrenchment Tactics:

“Also, we find it quite concerning that Huntsman refused to engage with Starboard, but instead, abruptly changed the composition of the Board by replacing its over-tenured members. Huntsman’s unwillingness to collaborate for the better only depicts that the current Board and management lack responsibility towards the years of poor oversight that led to shareholder value destruction in our opinion.” – Egan-Jones

“Despite this turnover, the reconfigured board has adopted a defensive posture in this proxy contest. This is on display in the board's aggressive attempts to discredit the dissident and the dissident's nominees, particularly Jim Gallogly – despite a largely favorable view of Gallogly among the analyst community (Gallogly, who was appointed to the board of DuPont during that company's 2015 proxy fight with Trian, holds the rare distinction of having been praised by both sides in a contest). This is also on display in the board's selection of the meeting date, and in its rejection of the dissident's request for a universal card.” – ISS

On Concerns with Huntsman’s History of Poor Financial Performance, Missed Promises, and Failed Commitments to Shareholders:

“In our view, Huntsman has significantly suffered from financial and operational underperformance that stemmed from entrenched management. For the past years, it is our view that the Company has had a comparatively poor financial track record as shown by missed targets. Specifically, the Company has merely achieved at least 50% of the promised Adjusted EBITDA targets. We strongly believe that this act of complacency has eroded not only its stock performance but investor confidence as well.” – Egan-Jones

“Operational performance since Peter Huntsman succeeded as board chair has been disappointing. HUN has failed to deliver on stated targets and objectives, and management's approach to execution has at times been undisciplined. The board has attempted to present recent operational performance as evidence of improvement. There are elements of truth in these statements, but only if one's perspective is limited to the short-term. An evaluation of performance since Peter Huntsman succeeded as board chair reveals that HUN has effectively managed to simply tread water (in some cases actually regressing). This is reflected not only in various elements of performance, but in HUN's valuation. These factors support the argument that management oversight needs to be enhanced.” – ISS

“In particular, we believe [Starboard’s] portrayal of missed targets from years past is more intellectually honest than the board's revisionist history. Further, despite Huntsman's recent record financial results, the Company has long been less profitable than its closest peers, lagging their average EBITDA margin by 300-600 basis points in recent years.” – Glass Lewis

On Concluding Change is Warranted on the Board:

“We believe that the Starboard Nominees will bring the change that the Company needs. With strong backgrounds and experience in operations, finance, private equity, restructuring, strategic transformation, and public company governance, we strongly believe that James L. Gallogly, Sandra Beach Lin, Susan C. Schnabel, and Jeffrey C. Smith will collectively work towards the restoration of Huntsman’s image to be one of the leaders in the chemical industry.” – Egan-Jones

“Jim Gallogly will bolster the board's independence, while adding industry and executive experience, and Jeff Smith will provide the perspective of a significant independent shareholder. In combination with other independent voices already on the board, the addition of these two dissident nominees should be sufficient to ensure independent oversight of management and ensure that the interests of shareholders are prioritized.” – ISS

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STARBOARD URGES ALL SHAREHOLDERS TO VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO DRIVE MUCH NEEDED CHANGE AT HUNTSMAN

RESTORE AND ENHANCE THE VALUE OF YOUR HUNTSMAN INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

Starboard’s publicly filed investor materials and other important information regarding the Annual Meeting can be viewed at www.shareholdersforhuntsman.com.

If you have any questions or need further assistance with voting your Huntsman shares, please contact Okapi Partners LLC at the phone numbers or email listed below.

Shareholders may call toll-free: (877) 629-6356

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Gavin Molinelli, (212) 201-4828

Patrick Sullivan, (212) 845-7947

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(212) 297-0720

Item 2: Also on March 22, 2022, Starboard uploaded the following materials to www.shareholdersforhuntsman.com: